Exhibit 10.37

THIS LICENSE AGREEMENT is made and entered into as of this 13 day of September, 2005, by and between the MEDICAL COLLEGE OF GEORGIA RESEARCH INSTITUTE, INC., a nonprofit Georgia corporation with offices located in the Medical College of Georgia, 1462 Laney Walker Blvd, Room CA-2125, Augusta, Georgia 30912-4810 (hereinafter referred to as “MCGRI”) and NEWLINK GENETICS CORPORATION, a Delaware corporation with corporate headquarters located at 2901 South Loop Drive Suite 3900, Ames, Iowa 50010 (hereinafter referred to as “LICENSEE”).

WITNESSETH

WHEREAS, the Medical College of Georgia Research Institute (MCGRI) is the assignee of all right, title, and interest in inventions developed by employees of The Medical College of Georgia (MCG) and is responsible for the protection and commercial development of such inventions; and

WHEREAS, David Munn, Andrew Mellor and Stephen Peiper, during the course of his/her/their employment by the Medical College of Georgia (MCG), developed certain inventions [*] as more fully defined in Exhibit A; and

WHEREAS, MCGRI wants to have the inventions further developed and made available in commerce for use by the public; and

WHEREAS, LICENSEE represents that it has the necessary expertise and resources to fully develop and commercialize the inventions; and

WHEREAS, LICENSEE wishes to obtain certain rights to pursue the development and commercialization of the inventions; and

WHEREAS, MCGRI wishes to grant LICENSEE such rights in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1.  DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1                                 “Affiliate” shall mean, with respect to Licensee, a person, corporation or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Licensee. For the purposes of this definition, “control” means the direct or indirect ownership of at least twenty percent (20%) of the outstanding voting securities of the controlled entity.

1.2                                 “Agreement” or “License Agreement” shall mean this Agreement, including all Exhibits attached to this Agreement.

1.3                                 “Field of Use” means any and all medical applications, including without limitation, prevention, diagnostics, and therapy, including action as an adjuvant.

1.4                                 “Improvement” shall mean any invention, that is conceived or reduced to practice in the laboratory of any Inventor (or of his/their collaborators), that relates to an invention claimed in or covered by the Licensed Patents or which is a modification of the inventions claimed in or covered by the Licensed Patents.

1.5                                 “Indemnitees” shall mean MCGRI, MCGRI’s officers and directors, MCG, MCG’s employees, and the Inventors, and their heirs, executors, administrators, and legal representatives.

1.6                                 “Inventors” shall mean David Munn, Andrew Mellor and/or Stephen Peiper, as applicable with respect to each Licensed Patent.

1.7                                 “License Agreement Year” shall mean the period from July 1 through June 30 of each year during the term of this Agreement.

1.8                                 “Licensed Patents” shall mean the patent applications and patents identified in EXHIBIT  A hereof and any patent applications controlled by MCGRI that claim Improvements, together with all divisionals, continuations, continuations-in-part (to the extent directed to the subject matter specifically described in such patent applications and patents), reissues, and foreign counterparts of such applications or patents.

1.9                                 “Licensed Product(s)” shall mean any process, service, or product, the manufacture, use, or sale of which is covered by a Valid Claim or incorporates or uses any Licensed Technology.

1.10                           “Licensed Technology” shall mean all information and materials proprietary to MCGRI, including designs, technical information, know how, knowledge, data, specifications, test results and other information relating to the Licensed Patents and disclosed by MCGRI to LICENSEE on the date of this Agreement or during the term hereof on an exclusive, confidential basis and which is not available from another source.

1.11                           “Licensed Territory” means worldwide.

1.12                           “Net Selling Price” of Licensed Products shall mean the gross revenues received by Licensee or its Affiliate from a purchaser of a Licensed Product that is not a Sublicensee of Licensee or its Affiliate (unless such Sublicensee is the end user of such Licensed Product, in which case the amount received therefore shall be deemed to be the amount that would be billed to a third party end user in an arm’s-length transaction) including, if applicable, the value of all properties and services received in consideration of a Sale of Licensed Products, less the following items, as allocable to such Licensed Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls; (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates. Where a Sale is deemed consummated by a gift, use, or other disposition of Licensed Products for other than a selling price stated in cash, the term “Net Selling Price” shall mean the average gross selling price billed by LICENSEE in consideration of the Sale of comparable Licensed Products during the three (3) month period immediately preceding such Sale, without reduction of any kind; provided, however, that transfers and use of Licensed Products in clinical trials or for promotional or sampling purposes shall not be considered in determining Net Selling Price.

If the Licensed Products are Sold in combination with one or more other products or services which are not Licensed Products, Net Selling Price for such combination products will be calculated on a country-by-country basis by multiplying actual net selling price of such combination products by the fraction A/(A+B) where A is the average invoice price during the period of the Licensed Product when Sold separately, and B is the average invoice price of any other product(s) or services in the combination when Sold separately by Licensee. If the products or services in the combination that are not Licensed Products are not Sold separately by Licensee, Net Selling Price shall be calculated by multiplying actual net selling price of such combination products by the fraction A/C where A is the average invoice price of the Licensed Product when Sold separately and C is the average invoice price of the combination product. If neither the Licensed Product nor the combination product is Sold separately by Licensee, then Net Selling Price for royalty purposes hereunder for Sales of such combination product shall be determined by multiplying the Net Selling Price (calculated in the manner described above) of such combination product by a fraction, determined by mutual agreement of the parties, that reflects the relative contribution in value that the Licensed Product included in the combination product makes to the total value of such combination product.

1.13                           “Sale” or “Sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products for value to a party other than LICENSEE or its Affiliate. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; or (b) if otherwise transferred, exchanged, or disposed of for consideration other than cash whether by gift or otherwise when such transfer, exchange, gift, or other disposition occurs.

1.14                           “MCG” shall mean The Medical College of Georgia.

1.15                           “Sublicensee” shall mean a third party to whom Licensee or its Affiliate has granted a sublicense under the Licensed patents to make, use, sell, offer to sell or import Licensed Products, beyond the mere right to purchase Licensed Product from Licensee or its Affiliate.

1.16                           “Valid Claim” shall mean a claim included among the issued and unexpired Licensed Patents so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

ARTICLE 2.  GRANT OF LICENSE

2.1                                 License. MCGRI hereby grants LICENSEE and its Affiliates an exclusive right and license under the Licensed Patents and Licensed Technology to make, use, import, offer to sell and sell Licensed Products for the Field of Use in the Licensed Territory during the term of this Agreement.

2.2                                 Sublicensing. Licensee and its Affiliates may sublicense to one or more third parties the rights granted under this Agreement, subject to the prior approval of MCGRI, not to be unreasonably withheld or delayed. If this Agreement is terminated for any reason, any sublicenses granted shall remain in full force and effect and be directly enforceable by MCGRI.

2.3                                 Retained License.  MCGRI retains on behalf of itself, MCG, the Inventors and any academic research collaborators, a royalty-free right and license to make and use Licensed Products and to practice Licensed Technology for research and educational purposes only.

2.4                                 No Implied License. The license and right granted in this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents or Licensed Technology.

2.5                                 Government Rights. The Licensed Patents, Licensed Technology, or portions thereof may have been developed with financial or other assistance through grants or contracts funded by the United States government. LICENSEE acknowledges that in accordance with Public Law 96-517 and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government has certain rights in the Licensed Patents and Licensed Technology. LICENSEE shall take all action necessary to enable MCGRI to satisfy its obligations under any federal law relating to the Licensed Patents or Licensed Technology.

2.6                                 Publications. MCGRI shall have the right to publish any information included in the Licensed Patents subject to the provisions of this § 2.5 and Article 9. MCGRI shall provide to Licensee copies of any proposed presentation or publication or abstract disclosing information included in the Licensed Patents prior to the submission of such documents. Proposed publications and abstracts shall be supplied at least thirty (30) days in advance of submission to a journal, editor, or third party. Licensee may request reasonable changes and/or deletions be made in any proposed publication in order to protect the Licensed Patents and Licensee’s confidential information. MCGRI (or any of its personnel) will consider such changes but retains the sole right to determine whether such changes or deletions will be made; but MCGRI agrees that it will honor (and will cause its personnel to honor) Licensee’s reasonable requests to remove any confidential information of Licensee included in any such public disclosure. MCGRI agrees to delay such proposed public disclosure for up to ninety (90) days and to use commercially reasonable efforts to cooperate in the filing of a U.S. patent application as provided in Article 7 covering such subject matter prior to public disclosure.

ARTICLE 3.  DILIGENCE AND COMMERCIALIZATION

3.1                                 Licensee agrees to invest [*] toward the further development of Licensed Products in the field of cancer therapy within eighteen (18) months after the execution date of the Agreement. If Licensee fails to make the required investment, and does not remedy that failure within sixty (60) days after written notice to Licensee, MCGRI, as its sole and exclusive remedy for such failure, may convert Licensee’s right and license in the Field of Use for oncology to non-exclusive.

3.2                                 Licensee agrees to provide to MCGRI an annual report regarding Licensee’s (or its Affiliates’ or Sublicensees’) progress in other areas of Licensed Product development (outside of cancer). MCGRI has the sole right to determine if non-cancer areas are receiving due diligence in product development in accordance with standards common to the industry, taking into account efficacy, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Licensed Products, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the Licensed Product and alternative products and all other relevant factors. If Licensee has not met basic product development milestones, and does not remedy that failure within sixty (60) days after written notice from MCGRI, Licensee’s right and license in that area of the Field of Use (specifically, infectious disease or diagnostics) will revert from exclusive to non-exclusive for that specific application.

ARTICLE 4.  CONSIDERATION FOR LICENSE

4.1                                 License Fee. As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay MCGRI a license fee of [*]. The license fee shall be paid in two equal installments of [*]. The first such installment shall be due within sixty (60) days of signing this Agreement, and the second installment shall be due no later than six (6) months after the first payment. Licensee will issue to MCGRI [*] shares of Licensee’s common stock (such number of shares to be adjusted for any stock dividends, combinations, splits, recapitalizations, and the like occurring after the effective date of the Agreement), subject to execution and delivery by MCGRI of a stock subscription agreement in the form of Exhibit B hereto. In regard to Improvement technologies created after the signing of this Agreement, if LICENSEE elects to include such technologies under this Agreement, there shall be a one-time License Fee of [*] per technology, upon payment of which the new technology is considered part of this Agreement.

4.2                                 Sublicensing Fee. Licensee shall pay MCGRI [*] of any fees or payments or remuneration paid to LICENSEE by a Sublicensee in relation to this License and for rights to all or part of the Licensed Patents (other than research funding, equity, loans or patent costs or fee reimbursements). Such percentage shall decrease [*] for each year of the term of this Agreement in which Licensee expends at least [*] towards the development of Licensed Products, but not to go below a floor of [*].

4.3                                 Royalties. As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay MCGRI the following royalties based on the Net Selling Price of the applicable Licensed Products Sold by LICENSEE:

[*]

Notwithstanding the foregoing, if Licensee is required to pay a royalty under a patent license from any third party in order to sell a Licensed Product, then Licensee may reduce the royalty otherwise payable to MCGRI on the Net Selling Price of such Licensed Product by [*] of the royalty amounts paid to such third party; provided, however, that in no event will the royalty payable to MCGRI hereunder with respect to such Licensed Product [*]. Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis from first commercial sale of a Licensed Product in a country until the expiration of the last to expire valid claim of the Licensed Patents claiming the manufacture, use or sale of such Licensed Product in such country.

4.4                                 Minimum Royalties. Prior to the first commercial sale of a Licensed Product, Licensee shall pay to MCGRI an annual license fee equal to [*] per License Agreement Year, within sixty (60) days following the end of each License Agreement Year. Following the first commercial sale of a Licensed Product, within sixty (60) days after the end of each License Agreement Year during the term of this Agreement thereafter, if earned royalties for such License Agreement Year are less than [*], Licensee will pay to MCGRI a minimum annual royalty equal to the difference (if any) between [*] and earned royalties for such year. For any partial year for which a minimum annual royalty is due hereunder, the amount of such minimum annual royalty shall be pro-rated based on a 365-day year.

4.5                                 Reimbursement for Patent Expenses. LICENSEE shall reimburse MCGRI for all reasonable, documented out-of-pocket fees, costs, and expenses hereafter during the term of this Agreement paid or incurred by MCGRI in filing, prosecuting, and maintaining the Licensed Patents in the Licensed Territory. LICENSEE shall provide such reimbursement for patent expenses within 30 days of receipt of the itemized invoice.

4.6                                 Milestone Payments to MCGRI.

4.6.1                        Within sixty (60) days of the first achievement by any Licensed Product of the following milestone events, Licensee shall pay (or issue) to MCGRI the indicated consideration:

[*]

4.6.1.1               Initiation of [*]  [*]

4.6.1.2               Completion of [*]  [*]

For clarity, each milestone payment above shall be due only once for a particular [*] regardless of the number of molecules directed towards such [*] pursued in a particular disease category.

4.6.1.3               Within sixty (60) days of the achievement by each Licensed Product of the following milestone events, Licensee shall pay to MCGRI the indicated amount:

4.6.1.4               [*]  [*]

4.6.1.5               [*]  [*]

For clarity, each milestone payment indicated above shall be due each time the milestone event is achieved by one or more Licensed Products.

ARTICLE 5.  REPORTS AND PAYMENTS

5.1                                 Within sixty (60) days of September 30, December 31, March 31, and June 30 of each year during the term of this Agreement, up to and including September 30, December 31, March 31 and June 30 following the termination or expiration of this Agreement, LICENSEE shall render a written report to MCGRI setting forth for the preceding calendar quarter, the following as may be applicable under the royalty provisions hereof:

(a)                                  the Net Selling Price of all Licensed Products Sold by LICENSEE, and its Affiliates and Sublicensees under this Agreement; and

(b)                                 the amount of royalty payable; and

(c)                                  any other information reasonably necessary to show the basis on which such royalty has been computed; and

(d)                                 the title of the Licensed Patent(s), the Inventor(s), and the five digit MCG code(s) for the Licensed Patent(s); and

(e)                                  in case no payment is due for any calendar quarter hereunder, LICENSEE shall so report.

5.2                                 Each royalty report shall be accompanied by the payment of all royalties due for the quarter calendar year in question. Any minimum royalty payment due under Article 4 shall accompany the report for the quarter ending on June 30 of the applicable License Agreement Year.

5.3                                 All royalties shall be paid in United States funds collectible at one hundred percent (100%) of face value in New York, New York, U.S.A. For purposes of computing the royalty payment on

Sales outside the United States, the royalty payment hereunder shall first be determined in the foreign currency of the country in which Licensed Products are Sold and then converted to United States dollars at the spot rate published by the Wall Street Journal (U.S. edition) on the last day of the quarter for which payment is due.

5.4                                 In high inflation countries where LICENSEE uses accounting treatment under Statement of Financial Accounting Standards No. 52, Paragraph 11, or the successor equivalent Standard, LICENSEE may for each such country at the end of each quarter convert each month’s Sales in that quarter to United States dollars by assuming all Sales in that month occurred on the last day of the month, computing the collection date for that month’s Sales to United States dollars at the forecasted exchange rate for that computed collection date; differences between the forecasted exchange rate and the actual exchange rate are to be corrected in the first quarter in which known.

5.5                                 If Licensed Products are Sold in a country in which conditions or legal restrictions exist which prohibit remittance of United States dollars, LICENSEE shall have the right and option to make the royalty payment for such country by depositing the amount thereof in the currency of the country of Sale at LICENSEE’s election, to MCGRI’s account in a bank designated by MCGRI in such country.

5.6                                 Interest. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate [*], on the due date. The payment of such interest shall not foreclose MCGRI from exercising any other rights it may have because any payment is late.

5.7                                 All payments and reports due under this Agreement shall be made in person or via the United States mail or private carrier to the following address:

Office of Technology Transfer and Economic Development

Medical College of Georgia

Attn: Associate Vice President of Technology Transfer & Economic Development
CA-2125

Medical College of Georgia
Augusta, Georgia 30912-9824
Facsimile: (706) 721-2917

5.8                                 All payments should be made payable to:  The Medical College of Georgia Research Institute.

ARTICLE 6.  RECORDS

6.1                                 Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, LICENSEE shall keep at its principal place of business true and accurate records of all Sales in accordance with general accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties owed to MCGRI may be readily and accurately determined. LICENSEE shall furnish MCGRI copies of such records upon MCGRI’s request, which shall not be made more often than once per License Agreement Year.

6.2                                 Audit of Records. MCGRI shall have the right, from time to time at reasonable times during normal business hours through an independent certified public accountant, to examine the records of LICENSEE in order to verify the calculation of any royalties payable under this Agreement. Such examination and verification shall not occur more than once each License Agreement Year and the calendar year immediately following termination of this Agreement. Unless otherwise agreed in writing by LICENSEE, the fees and expenses of performing such examination and verification shall be borne by MCGRI. If such examination reveals an underpayment by LICENSEE of more than five percent (5%) for any quarter examined, LICENSEE shall pay MCGRI the amount of such underpayment plus interest and shall reimburse MCGRI for all expenses of the accountant performing the examination.

ARTICLE 7.  PATENT PROSECUTION

7.1                                 Prosecution and Maintenance of Licensed Patents. The prosecution and maintenance of the Licensed Patents shall be the primary responsibility of MCGRI using counsel reasonably acceptable to LICENSEE. MCGRI shall keep LICENSEE informed as to all developments with respect to Licensed Patents, including by providing LICENSEE, in a timely manner prior to their due date, with copies of all official documents and correspondence relating to the prosecution, maintenance, and validity of the Licensed Patents. LICENSEE shall be afforded reasonable opportunities to advise MCGRI and cooperate with MCGRI in such prosecution and maintenance. LICENSEE shall advise MCGRI in which countries LICENSEE desires patents be filed, and MCGRI will comply with any such requests. MCGRI shall not unreasonably withhold consent to amend any patent application to include any claims related to Licensed Patents and/or Licensed Technology reasonably requested by LICENSEE to protect the Licensed Products contemplated to be sold under this Agreement. If LICENSEE should fail to timely make reimbursement for patent expenses incurred under this paragraph as required in Article 4.5 of this Agreement, MCGRI shall have no further obligation to prosecute or maintain the Licensed Patents. MCGRI shall not finally abandon prosecution of any patent application without first notifying LICENSEE sixty (60) days prior to any bar date, of MCGRI’s intention and reason therefore, and providing LICENSEE with reasonable opportunity to assume responsibility for prosecution, maintenance and associated costs of such Licensed Patents.

LICENSEE, upon ninety (90) days advance written notice to MCGRI, may advise MCGRI that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Patents.  MCGRI may, at its option, elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed. If MCGRI elects to pay such expenses, such patents shall not be subject to any license granted to LICENSEE hereunder.

7.2                                 Extension of Licensed Patents. LICENSEE may request that MCGRI have the normal term of any Licensed Patent extended or restored under a country’s procedure of extending life for time lost in government regulatory approval processes, and the expense of same shall be borne in accordance with the terms of Article 4.5. LICENSEE shall assist MCGRI to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 4 hereof shall be payable until the end of the extended life of the patent. In the event that LICENSEE does not elect to extend Licensed Patent(s), MCGRI may, at its own expense, effect the extension of such Licensed Patent(s). If MCGRI elects to pay such expenses, such extended Licensed Patents shall not be subject to any license granted to LICENSEE hereunder.

ARTICLE 8.  ABATEMENT OF INFRINGEMENT

8.1                                 Each party shall promptly inform the other party of any suspected infringement of any Licensed Patents. During the term of this Agreement, MCGRI and LICENSEE shall have the right to institute an action for infringement of the Licensed Patents against any such third party in accordance with the following and subject to the rights of any third parties granted licenses to practice the Licensed Patents by MCGRI:

(a)                                  If MCGRI and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names [*] and any recovery or settlement [*]. LICENSEE and MCGRI shall agree upon the manner in which they shall exercise control over such action. MCGRI may, if it so desires, also be represented by separate counsel of its own selection. The fees for which counsel shall be paid by MCGRI;

(b)           In the absence of agreement to institute a suit jointly, MCGRI may institute suit, and, at its option, name LICENSEE as a plaintiff.  [*]of such litigation and shall be entitled to [*]; and

(c)           In the absence of agreement to institute a suit jointly and if MCGRI notifies LICENSEE that it has decided not to join in or institute a suit, as provided in (a) or (b) above, LICENSEE may institute suit and, at its option, name MCGRI as a plaintiff.  [*]of such litigation, including defending any counterclaims brought against MCGRI and paying any judgments rendered against MCGRI, and shall be entitled to [*].

8.2           Should either MCGRI or LICENSEE commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided that [*] shall be as agreed upon between MCGRI and LICENSEE.

ARTICLE 9.  CONFIDENTIALITY

9.1           LICENSEE shall not, without the express written consent of MCGRI, for any reason or at any time either during or subsequent to the term of this Agreement disclose any information contained in the Licensed Patents or Licensed Technology or any other information pertaining to the Licensed Patents and Licensed Technology (collectively referred to as “Proprietary Information”) to third parties other than Affiliates and LICENSEE’s sublicensees. This obligation of nondisclosure shall not extend to information:

(a)           which LICENSEE can demonstrate through documentation to have been within LICENSEE’s legitimate possession prior to the time of disclosure of such information to LICENSEE by MCGRI, MCG, or the Inventors;

(b)           which was in the public domain prior to disclosure by MCGRI, MCG, or the Inventors, as evidenced by documents published prior to such disclosure;

(c)           which, after disclosure by MCGRI, MCG, or the Inventors, comes into the public domain through no fault of LICENSEE;

(d)           which is disclosed to LICENSEE by a third party having legitimate possession of the information and the unrestricted right to make such disclosure.

(e)           which is required by a valid court order or law, in which case each party would notify the other.

9.2           All reports provided to MCGRI pursuant to this Agreement shall be treated as confidential information of Licensee and shall not be disclosed to any third party without the prior written consent of Licensee. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party’s accountants, attorneys, and other professional advisors.

9.3           Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between LICENSEE and MCGRI which are not consistent with this Agreement.

ARTICLE 10.  MERCHANTABILITY AND EXCLUSION OF WARRANTIES

10.1         LICENSEE possesses the necessary expertise and skill in the technical areas in which the Licensed Products and Licensed Technology are involved to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Technology. ACCORDINGLY, to the best of MCGRI’s knowledge based on reasonable inquiry, MCGRI represents and warrants that: (i) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of MCGRI; (ii) MCGRI is the sole and exclusive owner of all right, title, and interest in the Licensed Patents; (iii) it has the right to grant the rights and licenses granted herein; (iv) it has not granted any third party any license, right or interest in any of the Licensed Patents that is inconsistent with the rights granted to Licensee herein and will not grant any third party such a right during the term of this Agreement; and (v) there are no threatened or pending actions, suits, investigations, claims, or proceedings in any way relating to the Licensed Patents.

10.2         Except as expressly set forth in Section 10.1, MCGRI MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS OR LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS OR LICENSED TECHNOLOGY.

ARTICLE 11.  DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1         NO LIABILITY. MCGRI shall not be liable to LICENSEE or LICENSEE’s customers for special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, or Sold pursuant to this Agreement.

11.2         Indemnification. LICENSEE shall defend, indemnify, and hold harmless the Indemnitees from and against any and all loss, liability, expense, or damage (including investigative costs, court costs and attorneys’ fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions brought by a third party against any of the Indemnitees arising or alleged to arise by reason of or in connection with

[*] caused or contributed to in whole or in part by LICENSEE’s [*], except, in each case, to the extent such claims, demands or actions result from the [*] of any Indemnitee or the [*] in this Agreement. LICENSEE’s obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

11.3         Insurance. Without limiting LICENSEE’s indemnity obligations under the preceding paragraph, LICENSEE shall maintain throughout the term of this Agreement and for ten (10) years thereafter a liability insurance policy which:

(a)           insures Indemnitees for all claims, damages, and actions mentioned in Article 10.1 of this Agreement;

(b)           includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement;

(c)           requires the insurance carrier to provide MCGRI with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

(d)           prior to the initiation of the first clinical trial involving a Licensed Product, provides product liability coverage in an amount no less than two million dollars ($2,000,000) per occurrence for bodily injury and one million dollars ($1,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

11.4         Notice of Claims. LICENSEE shall promptly notify MCGRI of all claims involving the Indemnitees and will advise MCGRI of the policy amounts that might be needed to defend and pay any such claims.

ARTICLE 12.  TERM AND TERMINATION

12.1         Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date hereof and shall continue until the date of expiration of the last to expire of the Licensed Patents, including any renewals or extensions thereof.

12.2         Termination. MCGRI shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a)           failure of LICENSEE to make any two payments consecutive required pursuant to this Agreement when due; or

(b)           failure of LICENSEE to render reports to MCGRI as required by this Agreement; or

(c)           failure of LICENSEE to notify MCGRI of intent to file bankruptcy as set forth in Article 12.3 below;

(d)           the insolvency of LICENSEE; or

(e)           the institution of any proceeding by LICENSEE under any bankruptcy, insolvency, or moratorium law; or

(f)            any assignment by LICENSEE of substantially all of its assets for the benefit of creditors; or

(g)           placement of LICENSEE’s assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter; or

(h)           the breach of any other material term of this Agreement.

12.3         Notice of Bankruptcy. The LICENSEE must inform MCGRI of its intention to file a voluntary petition in bankruptcy or of another’s intention to file an involuntary petition in bankruptcy to be received at least thirty (30) days prior to filing such a petition. A party’s filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

12.4         Exercise. MCGRI may exercise its right of termination by giving LICENSEE, its trustees or receivers or assigns, thirty (30) days prior written notice of MCGRI’s election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless the LICENSEE has cured the breach. Such notice and termination shall not prejudice MCGRI’s right to receive royalties or other sums due hereunder and shall not prejudice any cause of action of claim of MCGRI accrued or to accrue on account of any breach or default by LICENSEE.

12.5         Failure to Enforce. The failure of MCGRI at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of MCGRI thereafter to enforce each and every such provision.

12.6         Termination by LICENSEE.  LICENSEE shall have the right to terminate this Agreement upon the occurrence the breach of a material term of this Agreement by MCGRI. In addition, LICENSEE may, upon sixty (60) days written notice to MCGRI, terminate this Agreement by doing all of the following: ceasing to make, have made, use, import, sell and offer for sale all Licensed Products; returning any confidential materials provided to Licensee by MCGRI in connection with this Agreement; paying all amounts owed to MCGRI under this Agreement, up to the date of termination.

12.7         Exercise. LICENSEE may exercise its right of termination based upon a material breach of this Agreement by MCGRI by giving MCGRI thirty (30) days prior written notice of LICENSEE’s election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless MCGRI has cured the breach. Such notice and termination shall not prejudice LICENSEE’s right to pursue any other remedies available to LICENSEE at law.

12.8         Effect. In the event this Agreement is terminated for any reason whatsoever, LICENSEE shall return, or at MCGRI’s direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Patents and Licensed Technology, retaining no copies, and shall refrain from using or publishing any portion of the Licensed Patents or Licensed Technology as provided in Article 8 of this Agreement. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, Selling, or distributing Licensed Products; provided, however, that LICENSEE may continue to Sell in the ordinary course of business for a period of one (1) year reasonable quantities of Licensed Products which are fully manufactured and in LICENSEE’s normal inventory at the date of termination if (a) all monetary obligations of LICENSEE to MCGRI have been satisfied and (b) royalties on such sales are paid to MCGRI in the amounts and in the manner’ provided in this Agreement. The provisions of Articles 9, 10, and 11 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 13.  ASSIGNMENT

This Agreement is dependent upon the special relationship between the parties and the special knowledge and unique skills of the LICENSEE. Therefore, LICENSEE shall not grant, transfer, convey, or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of MCGRI, except that Licensee may assign this Agreement without the prior written consent of MCGRI, to any Affiliate, or in connection with the transfer or sale of all or substantially all of Licensee’s business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise. This Agreement shall be assignable by MCGRI to MCG, or any other nonprofit corporation which promotes the education or research purposes of MCG.

ARTICLE 14.  MISCELLANEOUS

14.1         Export Controls. LICENSEE acknowledges that MCGRI is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that MCGRI’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. MCGRI neither represents that an export license shall not be required nor that, if required, such export license shall issue.

14.2         Legal Compliance. LICENSEE shall comply with all laws and regulations applicable to its manufacture, processing, producing, use, Selling, or distributing of Licensed Products.

14.3         Independent Contractor. LICENSEE’s relationship to MCGRI shall be that of a licensee only. LICENSEE shall not be the agent of MCGRI and shall have no authority to act for or on behalf of MCGRI in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of MCGRI.

14.4         Patent Marking. LICENSEE shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

14.5         Use of Names. LICENSEE shall obtain the prior written approval of MCGRI, MCG, or the Inventors prior to making use of their names for any commercial purpose.

14.6         Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A. This Agreement shall not become effective or binding upon MCGRI until signed on its behalf by its Executive Director in the State of Georgia, U.S.A.

14.7         Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America. Only courts in the State of Georgia, U.S.A., shall have jurisdiction to hear and decide any controversy or claim between the parties arising under or relating to this Agreement.

14.8         Entire Agreement. This Agreement constitutes the entire agreement between MCGRI and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

14.9         Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

14.10       Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

ARTICLE 15.  NOTICES

All notices, statements, and reports required or contemplated herein by one party to the other shall be in writing and shall be deemed to have been given upon delivery in person or upon the expiration of five (5) days after deposit in a lawful mail depository in the country of residence of the party giving the notice, registered or certified airmail postage prepaid, and addressed as follows:

If to MCGRI:

Associate Vice President
Office of Technology Transfer & Economic Development
Medical College of Georgia Research Institute, Inc.
CA-2125
Medical College of Georgia
Augusta, Georgia 30912-9824
Facsimile: (706) 721-2917

With a copy to:	Legal Advisor
Medical College of Georgia Research Institute, Inc.
CJ-3301
Medical College of Georgia
Augusta, Georgia 30912-4810
Facsimile: (706) 721-7603

If to LICENSEE:	NewLink Genetics Corporation
Chief Medical Officer
2901 South Loop Dr, Suite 3900

Ames, IA 50010
Facsimile: (515) 296-5557

Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice herein required or permitted to be given may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgement by telex, facsimile or cable that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

IN WITNESS WHEREOF, MCGRI and LICENSEE have caused this Agreement to be signed by their duly authorized representatives as of the day and year indicated below.

MEDICAL COLLEGE OF GEORGIA		LICENSEE:
RESEARCH INSTITUTE, INC.		NEWLINK GENETICS CORPORATION

By:	/s/ Betty Aldridge	By:	/s/ Nicholas Vahanian

Name:	Betty Aldridge	Name:	Nicholas Vahanian

Title:	Executive Director	Title:	Chief Medical and Operations Officer

EXHIBIT A

LICENSED PATENTS

[*]

EXHIBIT B

STOCK SUBSCRIPTION AGREEMENT